Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in Registration Statement No. 333-143183 on Form S-8 of our reports dated March 28, 2008 relating to the consolidated financial statements of KHD Humboldt Wedag International Ltd. (“KHD”) (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference referring to changes that have an effect on the comparability of financial statements) and the effectiveness of KHD’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of KHD for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Vancouver, British Columbia, Canada
March 28, 2008